Exhibit 4.7
AMENDMENT NO. 1
TO THE
GSK PUERTO RICO RETIREMENT SAVINGS PLAN
(Amended and Restated Effective July 1, 2001)

     Pursuant to resolutions of the Board of Directors of SB Pharmco Puerto Rico Inc., adopted December 14, 2007, the GSK Puerto Rico Retirement Savings Plan (the “Plan”) is hereby amended as follows effective January 1, 2007, unless otherwise noted:
     1. Section 4.5.2 of the Plan is hereby restated in its entirely to read as follows:
“4.5.2 Participants Right to Diversify. A Participant or beneficiary may transfer all or a portion of the value of his Stock Ownership Account to another Investment Fund effective as of such date determined by the Plan Administrator. Any portion of the Stock Ownership Account that the Participant or beneficiary does not elect to diversify his investments shall be invested in the Employer Stock Fund. The Plan Administrator shall establish reasonable non-discriminatory rules to implement and administer the provisions of this Section 4.5.2, such rules which shall designate reasonable periods of time (which shall occur no less frequently than quarterly) during which a Participant or beneficiary may diversify his Stock Ownership Account.”
     2. Section 7.1 of the Plan is hereby restated in its entirety to read as follows:
“7.1 Participant Contributions Account. Until such time as the Plan Administrator may direct otherwise or unless specifically restricted for particular Investment Funds, each Participant may direct the Plan Administrator in the manner and pursuant to the rules established by the Plan Administrator and under this Section 7.1, to invest the Participant’s Account, including the Participant’s Stock Ownership Account, subject to the provisions of Section 4.5.2. Investment managers may be appointed by the Plan Administrator to advise the Trustee regarding investments of all or a portion of the Trust Fund assets and to direct the investment of those assets.
     7.1.1 All investment directions shall be made in the manner and pursuant to the uniform rules and procedures established by the Plan Administrator.
     7.1.2 Until a new investment direction is given to the Plan Administrator in the manner specified by the Plan Administrator, investment of contributions to a Participant’s Account shall be governed by the investment direction last given by the Participant in accordance with the Plan rules.
     7.1.3 To the extent permissible by law, no fiduciary (within the meaning given in Section 3(21)(A) of ERISA) shall be liable for any loss which results from a Participant’s exercise or failure to exercise his investment election.”

     3. Section 7.2 of the Plan is hereby restated in its entirety to read as follows:
“7.2 Transfers Between Investment Funds. By providing prior written or telephone notice, subject to such rules as the Plan Administrator may prescribe from time to time, a Participant may transfer, effective as of such date determined by the Plan Administrator, such portion of the value of his Account in any Investment Fund to another Investment Fund.”
     4. Section 10.2 of the Plan is hereby restated in its entirety to read as follows:
     “10.2 Voluntary Withdrawals.
     10.2.1 Regular Withdrawal Without Suspension. Subject to such rules as the Plan Administrator may from time to time prescribe, an active Participant may make a withdrawal from his After-Tax Contributions Account and from his Prior Company Matching Contributions Account up to two (2) times in any given Plan Year by filing a written notice with the Plan Administrator. Withdrawals shall be made in the following order and classification:
          10.2.1.1 First, from the Participant’s After-Tax Contributions,
          10.2.1.2 Second, from the earnings on his After-Tax Contributions Account, and
          10.2.1.3 Finally, from his Prior Company Matching Contributions Account.”
     5. New Sections 10.4.3.6 and 10.4.3.7 are hereby added to the Plan to read as follows:
“10.4.3.6 Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under section 1023(aa)(2)(F) of the PR Code.
“10.4.3.7 Such other circumstances or events as may be prescribed by the Puerto Rico Secretary of the Treasury or his delegate.”
     6. Appendix A to the Plan is hereby amended to read as attached hereto as Appendix A.
Executed this 20th day of December, 2007.

SB Pharmco Puerto Rico Inc., a GlaxoSmithKline company
By:	/s/ Donald F. Parman
	Name:	Donald F. Parman
	Title:	Assistant Secretary

APPENDIX A
GSK PUERTO RICO RETIREMENT SAVINGS PLAN
Affiliate Companies Participating in the Plan
(As of July 1, 2007)
•	SB Pharmco Puerto Rico Inc.
•	GlaxoSmithKline Consumer Healthcare, L.P.
•	GlaxoSmithKline Puerto Rico Inc.